EXHIBIT 10.28


DATED                                                              JULY 24, 2000
--------------------------------------------------------------------------------







                    BIOPROGRESS TECHNOLOGY INTERNATIONAL INC

                                       and

                         PETER BLACK HEALTHCARE LIMITED







                       ----------------------------------

                            PATENT LICENCE AGREEMENT

                       ----------------------------------








                                 Rustons & Lloyd
                                 136 High Street
                                    Newmarket
                                     Suffolk
                                     CB8 8NN




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DATE:                                                                       2000

PARTIES:

1 `The Licensor': BIOPROGRESS TECHNOLOGY INTERNATIONAL INC, a corporation organised under the laws of the State of Nevada, United States of America, of Unit 1, Norwood Road, March, Cambridgeshire, PE15 8QD, England, and

2 `The Licensee': PETER BLACK HEALTHCARE LIMITED, an English company registered under number 931141, whose registered office is at Keighley, West Yorkshire, BD21 3BB, England.

RECITALS:

(A) The Licensor has developed and is the beneficial owner of the rights of confidence in and has possession of a substantial body of valuable Technical Information (as defined below) relating to the manufacture, assembly, and commercial operation of the Products (as defined below) and is the beneficial owner of the Patents (as defined below).

(B) The Licensee wishes to receive and the Licensor is willing to grant a licence on the terms and conditions hereinafter set forth to use such information and to work under the said Patents in order to manufacture, use, sell or otherwise deal in the Products.

OPERATIVE PROVISIONS:

1    Definitions
     -----------

In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

(a) `Affiliate' - any holding company or subsidiary, or any other subsidiary of a holding company, of the party in question, the expressions `holding company' and `subsidiary' having the meanings in s.736 of the Companies Act 1985

(b) `Anniversary Date' - in respect of each Machine means the date referred to in clause 5.2.3 or 5.3.1 (as appropriate)

(c) `Confidential Items' those parts of the Machine and items of tooling for the Machine which are listed in Schedule 4

(d) `Confidential Information' - all information which is commercially sensitive or of a secret nature (including the Technical Information) or information which is marked confidential or which is orally stated to be confidential relating to any and all aspects of either party

(e) `Copyright' - all copyright and rights in the nature of copyright to which either party may now be or may subsequently become entitled in or in respect of all drawings and other documents, recordings in any form and all other materials bearing or embodying any part of the Technical Information including without limitation any such materials consisting of or containing software or databases

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(f)  `Effective Date' - the date of this Agreement

(g)  `Exclusive Territory' - the United Kingdom and the Republic of Ireland

(h)  `Expert' - means a person to whom a reference is made under clause 17

(i) `Film Supplier' - means the party referred to as "the Company" in the Film Supply Agreement or any other party to whom the rights and obligations of "the Company" under the Film Supply Agreement may have been validly assigned under that agreement

(j) `Film Supply Agreement' - means the agreement referred to as such in the Prototype Agreement (as defined in clause 5.3)

(k) `Improvements' - all improvements, modifications or adaptations to the Products or the process for manufacturing the Products which may be made or acquired by either party during the term of this Agreement

(l) `Non-Exclusive Territory' - Switzerland and the countries of the European Union at the date hereof (other than the United Kingdom and the Republic of Ireland)

(m) `Machines' - the Company's Swallow form fill and seal encapsulation machine designed to operate with the XGel materials using vacuum forming rollers with radiant pre-heat field by the action of heated plattens.

(n)  `Patents' -

     (i)   the patent applications short particulars of which are set out in
           Schedule 1 hereto;

     (ii) all patent applications that may hereafter be filed in the Territory by or on behalf of the Licensor which either are based on or claim priority from any of the foregoing patent applications, or which relate in any other way to the Products or the Technical Information, or which are in respect of any Improvements to which the Licensor is exclusively entitled and which the Licensor is due to disclose to the Licensee under clause 4.1 below;

     (iii) all patents which may be granted pursuant to any of the foregoing patent applications

(o) `Products' - any construction using in part or in whole the XGel Materials and forming an ingestible containment device for non-aqueous liquids, solids, minerals, pastes or powders to be sold as vitamins, minerals, supplements, herbs or medicinal products (but excluding;

     (i)   prescription products;

     (ii) non-prescription medicinal products which either are incapable of manufacture on a Machine or do not use the XGel Materials; or

     (iii) docosahexaenoic acid supplements)

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(p)  `Solicitors' - Messrs Rustons & Lloyd of 136 High Street, Newmarket,
     Suffolk CB8 8NN

(q) `Technical Information' - all identifiable know-how, experience, data and all other technical or commercial information relating to the Products or the manufacture of the Products using the Machines and/or the XGel Materials whether in human or machine readable form and whether stored electronically or otherwise and which might reasonably be of commercial interest to either party in the design manufacture or supply of the Products

(r)  `Territory' - the Exclusive Territory and Non-Exclusive Territory

(s) `XGel Materials' - any materials the manufacture or preparation of which uses in whole or in part any of the Patents or the Technical Information or Copyright the specification of which is designed for oral use by customers and where the active contents are to be released after the end product has been swallowed

(t) `Xgel Technical Information' - means all of the Technical Information which relates to the Xgel Materials

(u)  `XGel Trade Mark' -the trade mark "XGel" owned by the Licensor.

2    Technical information
--------------------------

2.1 Promptly after the signing of this Agreement by both parties the Licensor will supply the Licensee with all Technical Information in its possession that has not previously been disclosed that is reasonably necessary or desirable to enable the Licensee to manufacture on a commercial scale and sell the Products.

2.2 The Licensee undertakes that for so long as any part of the Technical Information remains subject to the obligations of confidence of clause 8 hereof it will not use the same for any purpose except as expressly permitted in this Agreement.

3    Grant of rights
     ---------------

3.1 The Licensor hereby grants to the Licensee an exclusive licence under the Patents, the Technical Information and Copyright:

     3.1.1 to manufacture Products in the Exclusive Territory; and

     3.1.2 to use sell or otherwise deal in Products manufactured under the licence in clauses 3.1.1 and 3.2.1 in the Exclusive Territory.

3.2 The Licensor hereby grants to the Licensee a non-exclusive licence (subject to clause 3.3) under the Patents, Technical Information and Copyright:

     3.2.1 to manufacture Products in the Non-Exclusive Territory;

     3.2.2 to use sell or otherwise deal in Products manufactured under the licence in clauses 3.1.1 and 3.2.1 in the Non-Exclusive Territory; and

     3.2.3 to use sell or otherwise deal outside the Territory in Products manufactured under the licence in clauses 3.1.1 and 3.2.1 bearing a trade mark or trade name of the Licensee and the XGel trade mark only provided that the Licencee obtains the Licensor's prior written consent.

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3.3  Notwithstanding that the rights granted by clauses 3.2.1 and 3.2.2 are non-exclusive the Licensor agrees not to grant any licence to any person under the Patents or to use the Technical Information or Copyright to manufacture, sell or otherwise deal in the Products except in accordance with the following sub-clauses of this clause 3.3:-

     3.3.1 If the Licensor becomes aware of any third party in the Non-Exclusive Territory who wishes either

          (a) to be granted a licence to manufacture Products for sale or other distribution in the Non-Exclusive Territory, or

          (b) to appoint a contract manufacturer of Products for sale or other distribution in the Non-Exclusive Territory the Licensor will notify the Licensee in writing and refer such third party to the Licensee and use all reasonable endeavours to procure that such third party appoints the Licensee as its contract manufacturer of the Products in the Non-Exclusive Territory.

     3.3.2 If for any reason either

          (a) such third party as is referred to in clause 3.3.1 indicates to the Licensor that it is unwilling to appoint the Licensee as its contract manufacturer of Products for sale or other distribution in the Non-Exclusive Territory (the Licensor having used all reasonable endeavours to procure such appointment in accordance with clause 3.3.1 and at least 45 days having passed from the date of notification of the Licensee pursuant to clause 3.3.1), or

          (b) the Licensee is unwilling or unable to act for such third party as a contract manufacturer of Products for sale or other distribution in the Non-Exclusive Territory on the terms required by the third party then the Licensor may grant to the third party the right to manufacture Products in the Non-Exclusive Territory and to sell or otherwise distribute the Products in the Non-Exclusive Territory under such third party's own brand name (but not otherwise) and for the avoidance of doubt such licence will not allow such third party to sublicence any sub-contractor to manufacture the Products.

     3.3.3 The Licensee shall be deemed to be unwilling or unable to act for such third party as described in clause 3.3.2(b) if either

          (a) the Licensee expressly notifies the Licensor that it is so unwilling or unable, or

          (b) no agreement has been entered into between the Licensee and the said third party for the Licensee to act for the third party as a contract manufacturer of Products for sale or other distribution in the Territory within 90 days (or such longer period as the Licensor may agree in writing) of the date of notification under clause 3.3.1.

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3.4  In the event that any new country joins the European Union after the date hereof ("New Country") then, except where the Licensor has already granted an exclusive licence to a person under the Patents or to use the Technical Information or Copyright to manufacture, sell or otherwise deal in the Products in that New Country prior to the date on which the New Country entered the European Union, the Licensor will negotiate in good faith with the Licensee to include the New Country in the Non-Exclusive Territory under this Agreement. If at any time after the New Country joins the European Union and prior to the New Country becoming part of the Non-Exclusive Territory the Licensor wishes to grant any licence under the Patents or to use the Technical Information to any third party in respect of that New Country it shall notify the Licensee in writing and shall thereafter negotiate in good faith and use all reasonable endeavours to reach agreement with the Licensee to include the New Country in the Non-Exclusive Territory under this Agreement, If, having complied with all the above provisions of this clause 3 above, the Licensor and Licensee have been unable to agree terms for the inclusion of the New Country in the Non-Exclusive Territory under this Agreement by the date 90 days after the notification to the Licensee above, the Licensor may grant such a licence to such third party.

3.5 The parties hereto agree to execute a formal licence agreement substantially as set out in Schedule 2 hereto for the purposes of registering any patent licence granted pursuant to clause 3.2 above.

3.6 The Licensee shall be entitled to sub-license any Affiliate of the Licensee for so long as it is such an Affiliate under the rights granted or to be granted under clauses 3.1 and 3.2 hereof provided that

     3.6.1 the sub-licence shall be in writing and shall contain obligations on the sub-licensee at least as onerous as those set out herein; and

     3.6.2 the Licensee shall remain responsible for all acts and omissions of such sub-licensees as though they were by the Licensee; and

     3.6.3 the Licensee shall forthwith notify the Licensor in writing of any sub-licence granted pursuant to this clause and shall at the same time provide the Licensor with a copy of such sub-licence.

3.7 For the avoidance of doubt, it is hereby declared that the Licensee shall have no right hereunder to manufacture use or sell the Products otherwise than as expressly licensed to the Licensee hereby, and without prejudice to the foregoing, the Licensee accepts that (subject to clause 3.2.3), the Licensee will not at any time sell Products into any country which is outside the Territory.

3.8 The Licensor will not for the term of this Agreement manufacture, supply or otherwise deal in any of the Products and (except in accordance with clause 3.3) shall not license any third parties to do the same within any part of the Territory

3.9 For the avoidance of doubt, and subject to clause 3.10 nothing in this Agreement shall be construed or implied as a licence or grant of rights by the Licensor to the Licensee under the Patents or in respect of the Technical Information or Copyrights other than for the construction, manufacture, promotion, sale and distribution of the Products.

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3.10 The Licensor hereby grants the Licensee the right to manufacture or have manufactured all such parts and tooling (other than the Confidential Items) as may be necessary to repair and maintain the Machines or produce the Products and the Licensor hereby grants to the Licensee a non-exclusive licence (together with the right to sub-licence) under the Patents, Technical Information and Copyright as may be necessary for this purpose, including the right to sub-licence such third party as the Licensee may require to enable such third party to design and manufacture such parts and tooling.

3.11 Within 14 days of the date of execution of this Agreement the Licensor will deposit with the Solicitors at their offices at 136 High Street, Newmarket, Suffolk CB8 8NN or such other address as they shall from time to time in writing indicate to the Licensor and the Licensee one copy of the XGel Technical Information.

3.12 Within 14 days of the date of any modification enhancement revision or update to the XGel Technical Information the Licensor will deposit with the Solicitors a revised copy of the whole (or the relevant part) of the XGel Technical Information incorporating such modification, enhancement, revision or update (as the case may be).

3.13 The Licensor will procure that the Solicitors provide an undertaking to the Licensor and the Licensee on the date hereof in the form attached at
     Schedule 5.

3.14 A "Relevant Event" shall have occurred for the purpose of this clause 3 if:

     3.14.1 the Licensor shall convene a meeting of its creditors or if a proposal shall be made for a voluntary arrangement within part I of the Insolvency Act 1986 or a proposal for any other composition scheme or arrangement with (or assignment for the benefit of) its creditors or if the Licensor or the Film Supplier shall be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or if a trustee receiver administrative receiver of similar officer is appointed in respect of all or any part of the business or assets of the Licensor or the Film Supplier or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Licensor or the Film Supplier or for the making of an administration order (otherwise than for the purpose of an amalgamation or reconstruction); or

     3.14.2 any of the events referred to in clause 3.14.1 occurs to the Film Supplier (in circumstances where the Film Supplier and Licensor are different legal persons) and the Licensor fails to make arrangements which ensure that the Licensee receives an uninterrupted supply of the Goods (as defined in the Film Supply Agreement) pursuant to the terms of the Film Supply Agreement; or

     3.14.3 the Licensor shall be in material breach of its obligations to deposit revised copies of the Technical Information pursuant to clause 3.12 above; or

     3.14.4 the Film Supplier is in material breach of its obligations under the Film Supply Agreement to supply the Goods (as defined in such Agreement) and fails to remedy such breach within 30 days of receipt of a notice from the Licensee pointing out the breach and calling for it to be remedied.

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3.15 In order to obtain the release of the XGel Technical Information the
     Licensee shall forthwith upon becoming aware of a Relevant Event prepare and submit to the Solicitors a statutory declaration which shall:

     3.15.1 be sworn by a duly authorised officer of the Licensee;

     3.15.2 set out fully the facts and circumstances of the Relevant Event; and

     3.14.1 have attached thereto all relevant supporting documentation in the Licensee's possession.

3.16 In the case of a Relevant Event falling under clause 3.14.1 above the Solicitor is hereby authorised to release the XGel Technical Information to the Licensee upon receipt of a statutory declaration in the form specified in clause 3.15 above.

3.17 In the case of a Relevant Event falling under any of clauses 3.14.2 or
     3.14.3 or 3.14.4 above the Solicitor shall submit a copy of the Licensee's statutory declaration to the Licensor forthwith upon receiving the same. If the Licensor does not either:

     3.17.1 remedy, or procure that the Film Supplier remedies the breach or failure giving rise to the Relevant Event; or

     3.17.2 by written notice (setting out all relevant facts and circumstances and having attached thereto all relevant documentation in the Licensor's possession) deny its occurrence within thirty days of receipt by the Licensor of the Licensee's copy statutory declaration then the Solicitors are hereby authorised upon expiry of the said thirty days (and subject to the said statutory declaration complying with the provisions of clause 3.15 above) to release the XGel Technical Information to the Licensee.

3.18 If the Licensor denies the occurrence of a Relevant Event by written notice pursuant to clause 3.17.2 above:

     3.18.1 the Solicitors shall not release the XGel Technical Information;

     3.18.2 the Solicitors shall forthwith submit a copy of the Licensor's written notice to the Licensee;

     3.18.3 each of the Licensor and the Licensee hereby agrees to use its best endeavours to reach agreement upon whether or not a Relevant Event within the terms of any of clauses 3.14.2 or 3.14.3 or 3.14.4 above has taken place within fourteen days of the date of receipt by the Licensee of the Licensor's notice referred to in clause 3.17.2 above in default of which the matter shall be referred for determination by the Expert; and

     3.18.4 if it is agreed by the parties pursuant to clause 3.18.3 above or decided by the Expert that a Relevant Event has occurred within the terms of clauses 3.14.2 or 3.14.3 or 3.14.4 above then the Solicitor is hereby authorised to release the XGel Technical Information to the Licensee.

3.19 Upon receipt of the XGel Technical Information the Licensee shall be entitled to use and/or develop the XGel Technical Information and to grant sub-licences under all or any part of the XGel Technical Information to the extent necessary to enable the Licensee to have the XGel Materials manufactured on its behalf for use only in the Products pursuant to the terms of this Agreement.

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3.20 The Licensor represents and warrants to the Licensee that subject to the time limit for depositing revisions to the XGel Technical Information set out in clause 3.12 above the XGel Technical Information deposited with the Solicitors shall at all times be complete accurate and up-to-date.

3.21 Any charge made by the Solicitors in respect of the storage of the XGel Technical Information will be met by the Licensor.

4    Improvements
-----------------

4.1 Each party shall forthwith disclose to the other in confidence and in such detail as that other may reasonably require all Improvements that it may develop or acquire during the term of this Agreement except in so far as such disclosure would disclose information derived from and subject to confidentiality obligations in favour of a third party.

4.2 Improvements that the Licensor is due to disclose to the Licensee under clause 4.1 above shall be deemed to be part of the Technical Information for the purposes of the rights granted to the Licensee under clause 3 hereof.

4.3 The Licensor shall have a non-exclusive irrevocable world-wide royalty-free licence without limit of time with the right to assign and to grant sub-licences thereunder to use all Improvements the Licensee is due to disclose to the Licensor under clause 4.1 hereof and to use and exploit all intellectual property rights in respect thereof owned by the Licensee or any assign or successor in title of the Licensee.

4.4 Save as otherwise provided herein, Improvements arising from work carried out by the Licensor alone shall remain the exclusive property of the Licensor and Improvements arising from work carried out by the Licensee alone shall remain the exclusive property of the Licensee.

4.5 Subject to clause 9.7 below, Improvements arising from work carried out jointly shall belong to the parties equally unless they shall otherwise agree. Each party shall have the irrevocable right to use such joint Improvements independently of the other and to the extent necessary for such use each shall grant to the other a royalty free worldwide irrevocable perpetual non-exclusive licence under all jointly held intellectual property rights relating thereto including the right to assign and to grant sub-licences thereunder. Each party undertakes that on request it will confirm to any prospective licensee of the other the right of that other to grant such a licence pursuant to this clause.

5    Licence fees and payment
     ------------------------

5.1 The provisions of this clause 5 apply unless otherwise agreed in writing between the parties.

5.2 In consideration for the rights granted to the Licensee under clause 3, and subject to the provisions of clauses 5.3 to 5.6 (inclusive), the Licensee shall pay a licence fee to the Licensor for each Machine purchased by the Licensee. Such fee shall be calculated in accordance with the table set out in Schedule 3 by reference to the total number of Machines already

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     purchased or ordered by the Licensee (including those forming the subject of the current order and all previous orders) on the date the order in question is placed. For the purposes of applying the said table the following provisions shall apply in respect of each individual Machine purchased by the Licensee other than the prototype Machine referred to in clause 5.3:-

     5.2.1 the first year for licence fee purposes shall begin on the date the order for the Machine in question is placed by the Licensee. Subsequent years shall begin on each subsequent anniversary thereof;

     5.2.2 the licence fee for the first year shall be paid as to 50% on the date the order for the Machine in question is placed by the Licensee, and as to the balance when the said Machine is accepted by the Purchaser; and

     5.2.3 licence fees for subsequent years shall be paid in full in respect of each Machine no later than the anniversary of the date of acceptance by the Purchaser of the said Machine (being known as "the Anniversary Date" in respect of each such Machine).

5.3 The parties acknowledge that by an agreement of even date with this agreement ("the Prototype Agreement") the Licensor has agreed to sell and the Licensee to purchase a prototype Machine and the Licensee has agreed to carry out certain services in respect of the said prototype Machine. In respect of that prototype Machine only, the following licence fee arrangements shall apply instead of those set out in clause 5.2:-

     5.3.1 the first year for licence fee purposes shall begin on the date on which the Licensee delivers Products pursuant to its first order from a third party for any quantity of the Product for Commercial Use as defined in the Prototype Agreement. Subsequent years shall begin on each subsequent anniversary thereof (being known as "the Anniversary Date" for such Machine). The Licensee agrees to notify the Licensor immediately it receives its first such order;

     5.3.2 the Licence fee for the first year shall be $500,000 and has been included within the sums payable by the Licensee to the Licensor pursuant to the terms of clause 3 of the Prototype Agreement, and no further licence fee shall be payable in respect of the said first year; and

     5.3.3 licence fees for subsequent years shall be paid in full no later than the Anniversary Date in the year in question.

5.4 For the avoidance of doubt, for the purposes of applying the table set out in Schedule 3 the prototype Machine referred to in clause 5.3 shall be regarded as the first Machine purchased by the Licensor.

5.5 The Licencee may at any time give not less than three months notice to the Licensor (such notice to expire on the relevant Anniversary Date) that a Machine is no longer required and/or used by the Licensee and with effect from the relevant Anniversary Date, no licence fee shall be payable in respect of such Machine. The Licensor will use all reasonable endeavours during the period of notice to assist the Licensee to find a purchaser for and to sell such Machine.

5.6  All sums due under this Agreement

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     5.6.1 are exclusive of any value added tax which, if applicable, shall be payable in addition subject to the provision by the Licensor of an appropriate value added tax invoice,

     5.6.2 shall be made in US dollars to the credit of such bank account as the Licensor may specify in writing at any time, and

     5.6.3 shall be made in full without deduction of taxes charges and other duties that may be imposed except in so far as any such deduction may be credited in full by the Licensor against the Licensor's own tax liabilities. The parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available.

5.7 If any sum due hereunder is not paid on the due date then, without prejudice to any other remedies the Licensor may have in that event, the Licensee shall pay interest on the overdue amount at the rate of 4% above the base rate from time to time of Barclays Bank plc from the date payment was due until the date it is made.

6    Performance
     -----------

6.1  During the continuance of this Agreement the Licensee shall

     6.1.1 use all reasonable endeavours to promote the distribution and sale of Products in the Territory as widely as its resources reasonably permit and will make available all necessary selling and manufacturing facilities to meet all reasonable demands for Products throughout the Territory. The Licensee shall seek to maximise such demand, consistent only with the Licensee obtaining a reasonable rate of return on its assets employed in making and selling Products,

     6.1.2 ensure that all Products supplied by the Licensee meet all such reasonable specifications as the Licensor may from time to time reasonably apply thereto and satisfy in performance quality construction and use the reasonable requirements of the Licensor and shall upon reasonable notice from the Licensor give the Licensor or its authorised representative free access at any reasonable time to the premises of the Licensee for the purpose of ensuring that the Licensee is observing these obligations (provided that the Licensor shall not alter the specification more than once in any twelve month period except where such change is required by law),

     6.1.3 sell Products to any suitable buyer independently of any other products of the Licensee if so required,

     6.1.4 ensure that all literature relating to Products prepared by the Licensee and packaging of the Products manufactured or sold by the Licencee bears an acknowledgement in English (or such other language as may be the prime language on the literature or packaging in question) which reads "This Product is manufactured using the XGel
           (TM) film system under licence from BioProgress Technology International Inc" (or such other wording as the parties may from time to time agree in writing) in typeface of a reasonably legible size, and

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


     6.1.5 not act as agent of the Licensor and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Products not make any representation or give any warranty on behalf of the Licensor.

6.2 The Licensee shall at its own expense register or procure the registration of any licence agreement executed under clause 3.5 hereof within 28 days of the Effective Date and shall notify the Licensor in writing of the recordal of such registration at the appropriate patent office.

6.3  During the term of this Agreement, the Licensor shall:-

     6.3.1 co-operate with the Licensee, at the Licensee's request, in developing technical or other data, including data substantiating labelling or advertising claims for the XGel Materials;

     6.3.2 co-operate with the Licensee, at the Licensee's request and expense, if any, in obtaining all necessary foreign governmental approvals within the Territory, including safety approvals, for the sale or use of the Products in the Territory;

     6.3.3 generally, do all things that in the opinion of the Licensee are reasonably and commercially necessary to assist the Licensee in the performance of its obligations hereunder; and

     6.3.4 use all reasonable endeavours promptly to correct any errors in the Technical Information, Copyright or Patents subsequently discovered by the Licensor, or by the Licensee which the Licensee notifies in writing to the Licensor.

7    Representations and warranties
-----------------------------------

7.1  The Licensor represents and warrants to the Licensee as follows:-

     7.1.1 It has the full power and the authority to enter into this Agreement and to fully perform its obligations hereunder.

     7.1.2 Neither the execution and the delivery of this Agreement nor the performance or compliance by the Licensor with any of its obligations hereunder will conflict with or result in the breach of the terms of, or constitute a default under, the Articles of Incorporation or Bylaws of the Licensor or any material agreement to which the Licensor is a party or by which it is bound.

     7.1.3 It has good right to the legal and beneficial ownership of the Machine, the XGel Materials, Technical Information, Copyright and the Patents ("Licensed Technology").

     7.1.4 The Licensed Technology does not, to the best of its knowledge and belief having made all reasonable enquiries, infringe any existing patent, published application for a patent, copyright, design right or other intellectual property right whatsoever in the Territory.

     7.1.5 The Licensor is not aware, to the best of its knowledge and belief having made reasonable enquiries, of any reason why the patent applications within the Patents should not be granted in full as patents in the territories in which applications have been filed in the form it is in at today's date.

     7.1.6 The Licensor is the sole applicant of the patent applications within the Patents and the patent applications are subsisting.

     7.1.7 All Technical Information and information relating to the Patents has been (or will pursuant to clause 2.1 be) disclosed and is accurate.

7.2  The Licensee represents and warrants to the Licensor as follows:-

     7.2.1 It has the full power and the authority to enter into this Agreement and to fully perform its obligations hereunder.

     7.2.2 Neither the execution and the delivery of this Agreement nor the performance or the compliance by the Licensee with any of its obligations hereunder will conflict with or result in the breach of the terms of, or constitute a default under, the Articles of Incorporation or Bylaws of the Licensee or any material agreement to which the Licensee is a party or by which it is bound.

8    Confidentiality
     ---------------

8.1 Each party agrees to maintain secret and confidential all Confidential Information obtained from the other both pursuant to this Agreement and prior to and in contemplation of it and all other information that it may acquire from the other in the course of this Agreement, to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its employees and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

8.2 The foregoing obligations of clause 8.1 above shall not apply to Confidential Information or other information which

     8.1.1 prior to receipt thereof from one party was in the possession of the recipient party and at its free disposal,

     8.1.2 is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the disclosing party,

     8.1.3 is or becomes generally available to the public in the Territory through no act or default of the recipient party or its agents or employees, or

     8.1.4 is required by a binding court order or otherwise by law to be disclosed.

8.2 Notwithstanding the foregoing provisions the parties and any sub-licensees pursuant to this Agreement shall be entitled to disclose Confidential Information of the other to actual or potential customers for Products in so far as such disclosure is reasonably necessary to promote the sale or use of Products.

8.4 Each party shall procure that all its employees and sub-licensees pursuant to this Agreement (if any) who have access to any information of the other to which the obligations of clause 8.1 apply shall be made aware of and subject to these obligations and shall further procure that so far as is reasonably practicable all of such employees and sub-licensees shall enter into written undertakings in favour of the other party to this end in a form previously approved by the Licensor.

9    Patents and other intellectual property
     ---------------------------------------

9.1 If the Licensee becomes aware of any infringement of the Patents or Copyright or misuse of the Technical Information it shall promptly notify the Licensor and provide all details within its knowledge. The Licensee shall also provide the Licensor with all assistance reasonably requested by the Licensor and at the Licensor's cost for the purposes of any infringement action the Licensor may bring.

9.2 The Licensor shall use all reasonable endeavours to take any action regarding any infringements, at its own cost save that the Licensor shall not be obliged to instigate legal proceedings unless a patent or other suitable intellectual property counsel of at least 10 years' calling (to be appointed in default of agreement between the parties at the request of either of them by the President for the time being of the Law Society) has advised in writing that the Licensor has a good arguable case against the infringer.

9.3 If the Licensor fails within a reasonable period of time in the circumstances to take such steps as may reasonably be considered necessary or appropriate by the Licensee in respect of any infringement of the Patents or Copyright or mis-use of the Technical Information, the Licensee shall have the right and is hereby authorised by the Licensor to take those steps independently. In so doing the Licensee shall not be taken as acting as the agent or in any way on behalf of the Licensor but the Licensor shall give all reasonable assistance, including lending its name as a party to any proceedings, at the Licensee's expense to facilitate any proceedings by the Licensee. The Licensee shall bear all costs but shall be entitled to retain for its own absolute benefit any damages, costs or other expenses awarded or recovered in any such proceedings.

9.4 Nothing in this Agreement shall confer on the Licensee any right or licence to use any of the Licensor's (or any of its Affiliate's) trade marks, service marks, logos or trade names other than the trade mark "X-Gel" which the Licensee may use on the packaging of the Products and on marketing and other promotional materials relating to the Products subject to the consent of the Licensor, not to be unreasonably withheld or delayed.

9.5 If at any time during this Agreement the Licensee directly or indirectly opposes or assists any third party to oppose the grant of letters patent on any patent application within the Patents, or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patents or any of the claims thereof, the secret or substantial nature of the Technical Information of the Licensor, or whether the Patents are necessary within the meaning of E.C. Regulation No 240/96, the Licensor shall be entitled at any time thereafter to determine all or any of the licences granted hereunder forthwith by notice thereof to the Licensee.

9.6 Where one party hereto has developed or acquired an Improvement to which clause 4.1 above applies it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it until the other party has had at least 15 working days from disclosure in writing of all information relating to it to consider whether patent or other protection should be applied for. The first party will on request notify the other whether it intends to seek any relevant protection. If it does not wish to do so and if the other party within the 15 working day period notifies the first party that it would like to seek patent or other protection, and if it is agreed between the parties that the other party may do so, then this obligation shall continue for such time as may be reasonably required to prepare and file an application for patent or other protection.

9.7 Either party to this Agreement may at any time in respect of an Improvement elect not to pursue further an application for patent protection either jointly or on its own behalf or to maintain any such patent protection as it may have obtained and the party so electing shall notify the other party and shall if so requested assign all rights it may have therein for nominal consideration to that other party provided that the party electing not to pursue the application or the resulting patent shall be entitled to a full non-exclusive royalty free worldwide perpetual and irrevocable licence under all relevant rights with the right to assign and to sub-license.

9.8 Subject to the foregoing each party shall be free to apply for patent protection for any invention not made in whole or in part by an employee of the other provided however that the specification in support thereof does not disclose any Technical Information or other information which is confidential to the other.

9.9 Subject to the provisions of clause 9.7 hereof the Licensor and the Licensee shall share equally the costs of filing and prosecuting any future joint patent applications to grant and of maintaining such granted patents in the Territory.

10   Records and reports
     -------------------

10.1 The Licensee agrees to keep true and accurate records and books of account containing its operations hereunder, which records and books of account shall upon reasonable notice of the Licensor be open at all reasonable times during business hours for inspection by the Licensor or its duly authorised agent.

10.2 The Licensor agrees to maintain confidential all financial information received with respect to the Licensee's operations pursuant to clause 10.1.

11   Indemnification
     ---------------

11.1 The Licensee hereby indemnifies and holds the Licensor, its officers, directors, employees and agents harmless from and against any and all judgement decrees, losses, expenses, damages, claims, costs (including, without limitation, attorney's fees and expenses and court costs), or any liabilities whatsoever resulting from or arising out of or in connection with any one or more of the Licensee's covenants, agreements, representations or warranties set forth in this Agreement or related to the use of the Technical Information, Patents, Copyright and Products other than in accordance with this Agreement.

11.2 The Licensor hereby indemnifies and holds the Licensee, its officers, directors, employees and agents harmless from and against any and all judgement decrees, losses, expenses, damages, claims, costs (including, without limitation, attorney's fees and expenses and court costs), or any liabilities whatsoever resulting from or arising out of or in connection with any one or more of the Licensor's covenants, agreements, representations or warranties set forth in this Agreement or related to the Licensee's use of the Technical Information, Copyright, Patents and manufacture and sale of the Products in accordance with the terms of this Agreement.

11.3 Notwithstanding any other provision of this Agreement neither party shall be liable to the other for any Consequential Loss arising under this Agreement. "Consequential Loss" means pure economic loss, loss of profit, loss of business and like loss.

11.4 This Clause 11 shall survive termination of this Agreement.

12   Term and termination
-------------------------

12.1 Subject as hereinafter provided this Agreement shall commence on the Effective Date and shall continue in force in each country of the Territory until expiry of the last to expire of the Patents in such country or, if longer, until the expiry of a period of ten (10) years from the earliest date when the Products have been first put on the market in any part of the European Union by the Licensee or any other licensee of the Licensor provided that the Technical Information remains secret and substantial within the meaning of E.C. Regulation 240/96 unless earlier terminated in accordance with the following provisions of this clause.

12.2 If at any time any of the Patents is held by a court or other tribunal of competent jurisdiction to be wholly or partly invalid or unenforceable in any part of the Territory the parties will negotiate together in good faith with a view to agreeing a suitable adjustment in the licence fees payable hereunder to take account of that fact. In the absence of agreement about a new licence fee within three months of the court or tribunal decision in question the Licensee may, by serving not less than three months' notice on the Licensor, terminate this agreement, but without prejudice to the accrued rights of either party. If notice to terminate is served by the Licensee pursuant to this clause 12.2 the Licensor will use all reasonable endeavours during the period of the notice to assist the Licensee to find purchasers for and to sell any Machines previously purchased by the Licensee from the Licensor.

12.3 If either party is in breach of any obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within 45 days of written notice specifying the breach and requiring its remedy, or if either party becomes insolvent, has a receiver appointed over the whole or any part of its assets, enters into any compound with creditors, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction), or if the ownership or control of either party shall pass into the hands of any legal person, which is a competitor of the other then the other party may forthwith terminate this Agreement by notice without prejudice to the accrued rights of either party. For the purposes of this clause 12.3 a person shall be deemed to be a competitor of a party to this Agreement if he competes commercially in any area of that party's business whether or not it is an area relating to the types of product forming the subject of this Agreement.

12.4 Termination of this Agreement for any reason shall not bring to an end

     12.4.1 the confidentiality obligations on the parties hereto,

     12.4.2 the Licensee's obligations to pay licence fees or other sums which have accrued are due or which will become due in respect of sales under clause 12.5,

     12.4.3 the obligations (if any) on the Licensee under clause 12.6, or

     12.4.4 the licences (if any) under clauses 4.3, 4.5 and 9.7.

12.5 On termination of this Agreement for any reason the Licensee shall continue to have the right for a period of six months from the date of termination to complete deliveries of Products under contracts in force at that date and to dispose of Products already manufactured.

12.6 On termination of this Agreement by the Licensor for any reason under clause 12.3 above the Licensee shall offer to the Licensor at cost all stocks of Products and promotional and other literature relating thereto in its possession or control and shall provide the Licensor with all reasonable facilities to inspect the same and shall deliver up to the Licensor all production manuals and all other documents or materials whether human or machine readable and whether stored electronically or otherwise (including copies thereof) in its possession or control containing Technical Information remaining subject to the confidentiality obligations of clause 8 hereof.

12.7 In the event of a breach by the Licensor which would entitle the Licensee to terminate this Agreement the Licensee may, at its option, elect not to terminate the Agreement and instead shall be entitled to suspend the payment of any licence fees due under this Agreement from the date of the said election until such time as the Licensor remedies the breach. Any dispute as to whether the Licensee is entitled to exercise this option shall be referred at the request of either party to the Expert.

13   Insurance
--------------

13.1 During the term of the Agreement, and for one (1) year thereafter, the Licensor shall maintain product liability insurance on the XGel Materials with minimum limits of the sterling equivalent of $1,000,000 (ONE MILLION DOLLARS) per occurrence and $10,000,000 (TEN MILLION DOLLARS) in the aggregate with an insurance company in the United Kingdom and being a member of the British Insurers Association . The Licensor shall provide the Licensee with a copy of the certificate of such insurance and evidence of the payment of premiums therefor promptly upon request.

13.2 During the term of the Agreement, and for one (1) year thereafter, the Licensee shall maintain product liability insurance on the XGel Materials with minimum limits of the sterling equivalent of $1,000,000 (ONE MILLION DOLLARS) per occurrence and $10,000,000 (TEN MILLION DOLLARS) in the aggregate with an insurance company in the United Kingdom and being a member of the British Insurers Association. The Licensee shall provide the Licensor with a copy of the certificate of such insurance and evidence of the payment of premiums therefor promptly upon request.

14.  Force majeure
------------------

14.1 If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

14.2 For the purpose of this Agreement `force majeure' shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party to perform and without prejudice to the generality thereof shall include the following:-

     14.2.1 strikes, lock-outs or other industrial action

     14.2.2 civil commotion, riot, invasion, war threat or preparation for war

     14.2.3 fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster

     14.2.4 impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport

     14.2.5 political interference with the normal operations of any party.

15   General
     -------

15.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, except that the Licensor may assign any of its rights and obligations to an Affiliate.

15.2 This Agreement constitutes the entire agreement and understanding of the parties and supersedes all prior written or oral representations agreements or understandings between them relating to the subject matter of this Agreement other than any false misrepresentation made by a party to induce the other party to enter into this Agreement.

15.3 No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by duly authorised officers of both parties.

15.4 If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court or other authority of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

15.5 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

15.6 A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

15.7 Nothing in this Agreement shall create or be deemed to create a partnership, franchise or joint venture or the relationship of employer and employee or principal and agent between the parties.

15.8 The parties hereby agree that they do not intend that any third party which may benefit from this Agreement shall have any rights of enforcement under the terms of the Contract (Rights of Third Parties) Act 1999.

16   Notices
     -------

16.1 Any notice required to be given hereunder by either party to the other shall be in writing and may be given by hand or sent by first class prepaid post or facsimile transmission and shall be deemed to be duly served. and shall be served by sending the same by registered or recorded delivery post to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service:

     16.1.1 if delivered by hand, when left at the proper address for service;

     16.1.2 is given or made by prepaid first class post, 48 hours after being posted (excluding Saturdays, Sundays and public holidays);

     16.1.3 if given or made by facsimile transmission at the time of transmission, provided that a confirming copy is sent by first class prepaid post to the other party within 24 hours after transmission provided that, where in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs either after 4.00 pm on a Business Day, or on a day other than a Business Day, service shall be deemed to occur at 9.00 am on the next following Business Day (such times being local time at the address of the recipient).

16.2 Any demand, notice or communication shall be made in writing or by facsimile addressed to the recipient at its registered office or its address stated in this Agreement (or such other address or facsimile number as may be notified in writing from time to time) and shall be marked for the attention of the Company Secretary in the case of the Licensee and the Chief Financial Officer in the case of the Licensor.

16.3 For the purposes of this clause 16 "Business Day" means any day other than Saturdays, Sundays and public or statutory holidays.

17.  Expert Determination
-------------------------

17.1 Where under any provision of this Agreement any matter is to be determined by an Expert, the matter shall be referred at the instance of either party to such person as may be appointed by agreement between the parties or, in default of agreement, nominated on the application of either party by the President for the time being of the Proprietory Association of Great Britain.

17.2 Any person to whom a reference is made under clause 17.1 shall act as an expert and not as an arbitrator and shall be entitled to appoint such technical expert or experts as he considers necessary to assist him in determining the matter referred to him. The decision of the Expert (which shall be given by him in writing stating his reasons therefor) shall be final and binding on the parties.

17.3 Each party shall provide any Expert with such information as he may reasonably require for the purposes of his determination; if either party claims any such information to be confidential to it then, provided that in the opinion of the Expert that party has properly claimed the same as confidential, the Expert shall not disclose the same to the other party or to any third party.

17.4 The costs of any Expert (including the costs of any technical expert appointed by him) shall be borne in such proportions as the Expert may determine to be fair and reasonable in all the circumstances or, if no such determination is made by the Expert, by the parties in equal proportions.

18   Governing law and disputes
-------------------------------

18.1 The construction validity and performance of this Agreement shall be governed in all respects by English Law.

18.2 All disputes arising in any way out of or affecting this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties hereto agree to submit.

                                   SCHEDULE 1
                                   ----------

              The Patent applications referred to in clause 1(n)(i)
              -----------------------------------------------------

9606371.4
PCT/GB97/00838
GB 9824658.0
GB 9925166.2
PCT/GB/03649
GB 9916033.5
GB 0003424.9

                                   SCHEDULE 2
                                   ----------

               Formal Patent Licence for Registration (Clause 3.5)
               ---------------------------------------------------

Date:                               2000

Parties:

1    `The Licensor': [________] of [________].

2    `The Licensee': [________] of [________].

Recitals:

(A) The Licensor is the registered proprietor of United Kingdom Patent No [________] for an invention entitled [________] (the `Patent').

(B) By an Agreement dated the [________] day of [________] 20[__] (the `Agreement') it was agreed between the parties thereto for the consideration therein mentioned that the Licensor would grant to the Licensee [an exclusive] [a non-exclusive] licence under the said Patent as herein set forth.

(C)  Accordingly, the parties have now agreed to execute this Licence.

Operative provisions:

1. Pursuant to the said Agreement the Licensor HEREBY GRANTS (and shall from the date of the publication of the application for the Patent be deemed to have granted) to the Licensee [exclusive] [a non-exclusive] authority and licence to manufacture use exercise and sell the said invention and to do all other things within the scope of protection of the Patent on the terms and conditions of the Agreement whilst the Patent shall remain in force unless this Licence shall be terminated prior thereto under provisions of the Agreement or unless the Agreement shall itself be terminated whereupon this Licence shall ipso facto terminate.

2. This Licence is granted in pursuance of the said Agreement and not in substitution therefor whereby nothing herein contained shall in any way derogate from the said Agreement which shall remain in full force and effect.

IN WITNESS etc



                                                SCHEDULE 3
                                                ----------

                                          Licence fees (Clause 5)
                                          -----------------------

Unless otherwise agreed in writing the following are the annual fees payable by the Licensee to the Licensor in respect of each Machine purchased by the Licensee:-

---------------- -------------- -------------- -------------- -------------- -------------- -------------
    MACHINES        YEAR 1         YEAR 2         YEAR 3         YEAR 4         YEAR 5          EACH
     OWNED                                                                                   FOLLOWING
                                                                                                YEAR
---------------- -------------- -------------- -------------- -------------- -------------- -------------
    First 5        $500,000       $350,000       $250,000       $150,000       $100,000       $50,000
---------------- -------------- -------------- -------------- -------------- -------------- -------------
 Nos. 6 to 10      $400,000       $250,000       $150,000        $75,000        $62,500       $31,250
---------------- -------------- -------------- -------------- -------------- -------------- -------------
 Nos. 11 to 20     $300,000       $200,000       $100,000        $62,500        $50,000       $25,000
---------------- -------------- -------------- -------------- -------------- -------------- -------------
  No. 21 and       $250,000       $150,000        $75,000        $50,000        $37,500       $18,750
  thereafter
---------------- -------------- -------------- -------------- -------------- -------------- -------------

                                                    22

                                   SCHEDULE 4
                                   ----------

                               Confidential Items
                               ------------------

Filling wedge
Sealing and cutting plates

                                   SCHEDULE 5
                                   ----------

                To be typed on Rustons & Lloyd's Headed Notepaper
                -------------------------------------------------

To:        Bioprogress Technology International Inc
           Unit 1, Norwood Road, March, Cambridgeshire PE15 8QD

And to:    Peter Black Healthcare Limited
           Keighley, West Yorkshire BD21 3BB

Dear Sirs

We refer to the Patent Licence Agreement entered into between Bioprogress Technology International Inc and Peter Black Healthcare Limited of even date herewith a copy of which is attached, ("the Patent Licence"). Words and expressions in this letter shall have the same meanings as in the Patent Licence.

Under the terms of the Patent Licence the Licensor has agreed to deposit a copy of the XGel Technical Information and any modifications, enhancements, revisions and updates thereto from time to time with us at our offices at 136 High Street, Newmarket.

We hereby irrevocably undertake to the Licensee and the Licensor:

1 to place the XGel Technical Information submitted to us from time to time in our strong room and keep it there until released according to paragraph 4 below;

2 upon receipt of the XGel Technical Information from time to time to send written confirmation of receipt and storage respectively to the Licensor and the Licensee;

3 to notify the Licensee and Licensor of any change in the location of storage of the XGel Technical Information; and

4 to release the XGel Technical Information to the Licensee in accordance with clauses 3.13 to 3.18 of the Patent Licence.

Yours faithfully

 ....................................
Rustons & Lloyd Solicitors

SIGNED




 ......................................................................
on behalf of BioProgress Technology International Inc






 ......................................................................
on behalf of Peter Black Healthcare Limited